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Avatech Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

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AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

NOVEMBER 5, 2009

To the Stockholders of Avatech Solutions, Inc.:

The Annual Meeting of Stockholders of Avatech Solutions, Inc. (the “Company”) will be held at the Company’s Headquarters located at 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland on Thursday, November 5, 2009 at 9:30 a.m., local time, for the following purposes:

1.	To elect as directors the eight nominees selected by the Board of Directors and named in the enclosed proxy to serve for the ensuing year and until the election and qualification of their successors; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed September 8, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. We ask for your support and encourage you to attend the Annual Meeting. On behalf of the Board of Directors, we urge you to sign, date, and return the accompanying proxy card as soon as possible, even if you plan to attend the Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important regardless of the number of shares that you own.

This proxy statement is accompanied by the Company’s Annual Report to Stockholders for the year ended June 30, 2009.

By Order of the Board of Directors,

George M. Davis	Lawrence Rychlak
Chief Executive Officer	Secretary

Owings Mills, Maryland

October 2, 2009

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on November 5, 2009:

The enclosed Proxy Statement, the enclosed form of Proxy, and Avatech Solutions, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at

http://annualmeeting.avatech.com.

Information on this website, other than this Proxy Statement, is not a part of this Proxy Statement.

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD, 21117

410-581-8080

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Avatech Solutions, Inc. (“Avatech” or the “Company”) in connection with its Annual Meeting of Stockholders to be held on Thursday, November 5, 2009, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone, telegraph, facsimile, or e-mail. No additional remuneration will be paid to officers, directors or regular employees who solicit proxies. The Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and form of proxy will be mailed to stockholders is October 6, 2009.

As to all matters that may properly come before the meeting, including the election of directors, each record holder of common stock of the Company, par value $.01 per share (“Common Stock”), on the Record Date is entitled to one vote for each share of Common Stock held, and each record holder of the Company’s Series D, Series E and Series F Convertible Preferred Stock on the Record Date is entitled to one vote for each share of Common Stock into which shares of such Preferred Stock are convertible as of the Record Date. Shares of Common Stock and of Series D, Series E and Series F Convertible Preferred Stock may be voted in person or by proxy.

The Board of Directors has fixed the close of business on September 8, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the meeting. On the Record Date, there were outstanding 17,170,055 shares of Common Stock, 1,089,213 shares of Series D Convertible Preferred Stock, 937 shares of Series E Convertible Preferred Stock, and 1,500 shares of Series F Convertible Preferred Stock. As of the Record Date, the shares of Series D, Series E and Series F Convertible Preferred Stock are convertible into 2,180,244, 1,441,539 and 770,812 shares of Common Stock, respectively.

Stockholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. A prompt response is helpful and your cooperation will be appreciated.

The accompanying proxy may be revoked by the person giving it at any time prior to its being voted by filing a written notice of such revocation with the Secretary of the Company at the Company’s address above or by attending the meeting and voting in person.

ELECTION OF DIRECTORS

At the 2009 Annual Meeting, stockholders will be asked to elect the eight directors identified below to hold office for the ensuing year and until their successors are elected and qualify. Each of the current directors is standing for re-election. W. James Hindman resigned from the Board on August 11, 2009, and the remaining directors eliminated the vacancy created by his resignation. Information about the eight director nominees, including their names, ages as of the Record Date, and principal occupations and business experience for the past five years, is set forth below. The Company’s President and Chief Executive Officer is a director nominee.

Name	Age	Director Since
Garnett Y. Clark, Jr.	67	2003
George W. Cox	73	2003
George M. Davis	53	2006
Eugene J. Fischer	63	2000
Aris Melissaratos	65	2009
Robert J. Post	48	2004
David C. Reymann	51	2007
Thom Waye	43	2006

GARNETT Y. CLARK, JR.—Mr. Clark is the Vice Chairman of the Board. He has served as the President of Clark and Associates, a consulting company specializing in land development, residential real estate and residential construction, for twenty-seven years. Prior to founding Clark and Associates, Mr. Clark was the president and founder of GYC Group, a residential homebuilding company that he sold on January 1, 2002. Mr. Clark joined the Board in 2003 and is a founding director of The Columbia Bank, a major central Maryland bank with headquarters in Columbia, Maryland.

GEORGE W. COX—Mr. Cox joined the board in August 2003 and has been a member of the Audit Committee since September 2003. Mr. Cox has been the managing member of Cox, Ferber & Associates, a certified public accounting firm since 1989. Before that, he owned George W. Cox & Associates from 1977 to 1989 and worked as an associate and tax partner for Coopers & Lybrand (PricewaterhouseCoopers) from 1962 to 1977. He holds a Bachelor of Science degree in Business Administration from American International College in Springfield, Massachusetts. He served in active military service for the U.S. Army for two years and is currently a member of the Board of Directors of Cunningham Broadcasting Corporation.

GEORGE M. DAVIS—Mr. Davis joined the Board of Directors in July 2006 and was named Executive Vice Chairman in December 2006 and President and Chief Executive Officer in May 2007. Prior to joining Avatech, Mr. Davis was a co-founder of Aether Systems, Incorporated, a wireless data software and services company, and was its President and Vice Chairman of the Board from 2001 to 2004. Prior to founding Aether Systems, Mr. Davis worked for Westinghouse Electric Corporation (currently a division of Northrop Grumman) and Burroughs Corporation. He is currently a Partner in Coastal Ventures and sits on the Board of Directors of Defywire, a wireless data software company, is a member of the Directors Council of the Baltimore Museum of Art, a Steward of the Chesapeake Bay Foundation and a Trustee of Bethany College. Mr. Davis holds a Bachelor of Science degree in Economics and Business from Bethany College.

EUGENE J. FISCHER—Mr. Fischer was a director of PlanetCAD from March 2000 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Compensation Committee. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1995, and is an executive officer in Capstone’s affiliated entities. He was previously a General Partner of Pathfinder Venture Capital Funds and Technology Funding and Vice President/Corporate Banking Group Head at Bank of America. His investment experience includes internet, software, health care service and other technology-enabled service companies. Mr. Fischer holds a Bachelor of Science degree from the University of Minnesota and a Master of Science degree from the University of California, Davis.

ARIS MELISSARATOS—Mr. Melissaratos was elected to the Board of Directors in February 2009. He joined The Johns Hopkins University in 2007 as Senior Advisor to the President for Enterprise Development and also serves as Chairman of the ArMel Group of companies, which provide funding and strategic direction to a large group of high technology start-up companies. His experience includes 32 years in various executive positions at Westinghouse Electronics Systems, including Vice President of Science and Technology, and Chief Technology Officer at Westinghouse’s corporate headquarters in Pittsburgh. Upon retirement from Westinghouse, Mr. Melissaratos served as Corporate Vice President for Thermo Electron Corporation, which merged with Fischer Scientific in November 2006 forming Thermo Fischer Scientific. He also served as Secretary of the Maryland Department of Business and Economic Development (DBED) from 2003 to 2007. He is a founding co-chair of the Greater Baltimore Technology Council, former Vice-President of the Maryland Chamber of Commerce and former Chair of the Maryland Manufacturing Association. He is a member of the National Advisory Council of the Whiting School of Engineering at the Johns Hopkins University, the Board of Directors of the Technology Council of Maryland, and the Emerging Technology Centers, and served on the Board of Visitors of the University of Maryland. Mr. Melissaratos holds a Bachelor of Engineering Science degree in Electrical Engineering from the Johns Hopkins University, and a Master’s Degree in Engineering Management from George Washington University.

ROBERT J. POST—Mr. Post brings to Avatech over 20 years experience in finance, business restructuring, and creating profitable high growth in new entities. His experience is directly in line with Avatech’s growth strategy. Mr. Post is the President and Chief Executive Officer of TravelCLICK, a leading provider of digital media and data solutions to the worldwide travel industry. Prior to joining TravelCLICK, he was a Principal of Pconsulting LLC, where he provided finance, operating and sales growth strategies to mid-size and Fortune 500 firms including IBM and Pegasus Solutions. He was previously President and COO at hotelBANK, a Stockholm, Sweden-based B2B travel exchange and has held executive positions at Micros Systems and Westinghouse Electric Corporation. Mr. Post holds a Bachelor of Science degree in Business Management from Duquesne University.

DAVID C. REYMANN—Mr. Reymann joined the Board in August 2007 and he serves as the Chair of the Audit Committee. Mr. Reymann is the Chief Financial Officer of Critical Response Networks (CRN), a provider of housing solutions addressing housing needs resulting from disaster relief situations. Prior to joining CRN, Mr. Reymann served as Chief Financial Officer of Aether Systems, Inc. (from 1998 to 2006) a wireless data software services company. ). From 1996 to 1998, he was Director of Finance and Accounting for the Sweetheart Cup Company, where he managed the financial reporting and financial analysis activities for their eleven North American manufacturing plants. Prior to joining Sweetheart Cup Company, Mr. Reymann worked for Procter and Gamble, Inc. from 1985 to 1996 and Ernst & Young from 1980 to 1985. Mr. Reymann earned his Bachelor of Arts degree in accounting from The University of Baltimore and is a Certified Public Accountant. He currently serves on the Board of Directors for Arbinet Corporation and The Believe in Tomorrow Foundation.

THOM WAYE—Mr. Waye joined the Board of Directors in November 2006 and was named its Chairman of the Board in February 2007. He founded the Sigma Opportunity Fund in 2003 and has more than 20 years of financial and operational experience within the technology, telecommunications, and healthcare sectors. Prior to forming Sigma, he was a Partner and Managing Director at ComVest Venture Partners, L.P., where he was primarily responsible for originating and structuring the fund’s operating company investments. Before joining ComVest, Mr. Waye was with AIG Global Investment Corporation, a $10+ billion private equity group, where he had responsibility for fundraising and fund development. In addition, he previously led Motorola’s and Unisys’ New York-based non-banking, financial services sales and marketing efforts. He currently serves on the Board of Directors of Berliner Communications Incorporated and U.S. Starcom, Inc.

The Board of Directors unanimously recommends that you vote “FOR” each nominee named above.

Quorum; Vote Required; Manner of Approval

A quorum for the Annual Meeting consists of a majority of the sum of (i) the shares of Common Stock outstanding on the Record Date and (ii) the shares of Common Stock into which the shares of Series D

Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock outstanding on the Record Date may be converted, in each case that are present at the meeting in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes cast. Accordingly, if a quorum is present, a director nominee will be elected if he receives the most votes cast on his election. Abstentions, withheld votes, and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the outcome of the vote.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, it is the present intention of the proxies named in the accompanying form of proxy to vote the shares represented thereby for the election as directors of the eight nominees listed above. If, due to unforeseen contingencies, any of the nominees designated above shall not be available for election, the proxies named in the accompanying form of proxy reserve the right to vote the shares represented thereby for such other person or persons as may be nominated for director by the management of the Company so as to provide a full Board. The Company has no reason to believe that any nominee will be unable to serve if elected.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and complies with the laws, rules and regulations that govern the Company’s operations in all material respects.

Committees and Meetings of the Board of Directors

Board of Directors—During the fiscal year ended June 30, 2009, the Board of Directors held eight meetings. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the year and (ii) the total number of meetings held by all committees on which the director served during such year. Board members are not required to attend the Annual Meeting of Stockholders but all but one director attended the 2008 Annual Meeting of Stockholders.

Audit Committee—The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is appointed by the Board to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Audit Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The members of the Audit Committee are Messrs. Reymann (Chair), Clark, Cox and Post. The Board has examined the definition of “audit committee financial expert” as set forth in applicable rules of the Securities and Exchange Commission (the “SEC”) and determined that each of Messrs. Reymann, Post and Cox satisfies this definition. During the fiscal year ended June 30, 2009, the Audit Committee met five times. The Audit Committee has adopted a written charter that is available on the Company’s internet website at www.avatech.com.

Nominating Committee—The full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors. The Board met in this capacity one time during fiscal year 2009. The Board believes that the interests of the Company’s stockholders are served by relegating the nominations process to the full Board, all but one of the members of which are independent (as discussed below). Although the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees, nor established any procedures for this purpose. In considering prospective nominees, the Board considers the prospect’s relevant financial and business experience, the integrity and dedication of the prospect, his independence and other factors the Board deems relevant. The Board will apply the same criteria to nominees recommended by stockholders as those recommended by the full Board. It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Section 5(c) of Article III of the Company’s By-Laws, a copy of which may be obtained from the Secretary of the Company or from the Company’s filings with the SEC.

Compensation Committee—The Company has a standing Compensation Committee of the Board of Directors, consisting of Messrs. Fischer (Chair) and Waye. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other executive officers of the Company. On an annual basis, the Chief Executive Officer evaluates the compensation of the Executive Vice President and Chief Financial Officer based on his performance and peer comparisons and makes a recommendation to the Compensation Committee as to the compensation level for that position for the coming year. During the fiscal year ended June 30, 2009, the Compensation Committee met one time. The Compensation Committee has not adopted a written charter.

Director Independence

The Company’s Board of Directors has determined that each of Messrs. Clark, Cox, Fischer, Hindman, Melissaratos, Post, Reymann and Waye was an “independent director” as that term is defined by Rule 5605(a)(2) of The NASDAQ Stock Market Listing Rules (the “Listing Rules”). Each member of the Compensation Committee is an “independent director” as defined by Listing Rule 5605(a)(2), and each member of the Audit Committee meets the independence standards of Rule 5605(c)(2) of the Listing Rules

Compensation of Directors

The Compensation Committee is responsible for determining director compensation and has adopted a director compensation policy providing for the meeting fees and other compensation. In setting compensation, the Compensation Committee periodically reviews peer group information. The following table provides information about the compensation paid to or earned by the Company’s directors during fiscal year 2009 who are not Named Executive Officers (as defined below). Information regarding directors who are also Named Executive Officers is presented in the Summary Compensation Table that is provided later in this report.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1,2]	All Other Compensation ($)[3]	Total ($)
Garnett Y. Clark, Jr.	19,500	0	2,414	0	21,914
George W. Cox	19,500	0	2,414	0	21,914
Eugene J. Fischer	17,725	0	2,414	3,325	20,139
W. James Hindman	0	19,320	2,414	0	21,734
Aris Melissaratos	0	7,560	2,414	0	9,974
Robert J. Post	0	23,400	2,414	0	25,814
David C. Reymann	42,300	0	2,414	0	44,714
Thom Waye	0	20,520	2,414	2,870	25,804

(1)	For purposes of this table, the Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 regarding the assumptions underlying the valuation of equity awards.
(2)

At June 30, 2009, outstanding stock options held by directors were as follows: Mr. Clark, options to purchase 53,400 shares; Mr. Cox, options to purchase 53,400 shares; Mr. Fischer, options to purchase

63,530 shares; Mr. Hindman, options to purchase 58,980 shares; Mr. Melissaratos, options to purchase 23,400 shares; Mr. Post, options to purchase 53,400 shares; Mr. Reymann, options to purchase 29,400 shares; and Mr. Waye, options to purchase 35,400 shares.

(3)	Amount represents travel reimbursements to Directors to attend Board and other Company meetings.

During the fiscal year ended June 30, 2009, those directors who were employed by the Company received no compensation for serving as a director. Directors are eligible to participate in the Company’s 2002 Stock Option Plan. In April 2009, the Board of Directors approved a reduction of all aspects of Board compensation of 10% in response to a 10% reduction in the base compensation of all Company employees. Under the provisions of the revised Board compensation plan, non-employee members of the Board of Directors receive an annual salary of $9,000, payable in quarterly installments, as well as $900 for each meeting attended. The Chair of the Compensation Committee receives an additional $2,250 per year, paid in quarterly installments, for performing his duties and the Audit Committee Chair receives an additional annual salary of $21,600, also paid in quarterly installments. Non-employee members of the Board receive an additional $450 for each committee meeting which lasts more than 30 minutes. Directors may elect to receive $1.20 worth of stock in lieu of each dollar of cash compensation. Each non-employee director also receives an initial grant of an option to purchase 16,200 shares of Common Stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, non-employee directors are granted immediately vested options to purchase 5,400 shares of stock. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of a share of the Common Stock on the last business day before the options are granted or shares of stock are issued.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s Internet website at http://www.avatech.com. In the event of an amendment to, or a waiver from, a provision of the Company’s Code of Ethics that applies to any of the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, the Company intends to promptly disclose such amendment or waiver on its Internet website.

Communications with the Board

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary (subject to any applicable regulatory requirements) will use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Family Relationships

There are no family relationships among the directors or the executive officers.

Certain Relationships and Related Transactions

The Company and its subsidiaries have adopted policies and procedures to ensure that related party transactions are reviewed for potential conflicts of interest and that related party transactions are disclosed in

SEC reports as and when required by applicable securities laws and regulations. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the Company’s average total assets at year end for the last two completed fiscal years, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company. Any related party transaction is reviewed by the Company’s Chief Financial Officer and is disclosed to the Board of Directors and disclosed, as appropriate. Since July 1, 2007, the Company has not engaged in any related party transactions and none are contemplated for the current fiscal year.

In addition to the Board’s general duties of care and loyalty, the Delaware General Corporation Law requires the Board to review and approve loans that the Company makes to employees and officers to ensure that such loans will benefit the Company.

BENEFICIAL OWNERSHIP OF AVATECH SOLUTIONS, INC.

The following table shows information, as of the Record Date, with respect to each person or group of persons, other than directors, director nominees, and executive officers of the Company, known by the Company to beneficially own more than 5% of the Company’s voting securities. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and take into account all voting securities that may be acquired within 60 days of the Record Date. To the Company’s knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all voting securities shown as beneficially owned by them.

Name and Address of Beneficial Owner	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Sigma Opportunity Fund LLC[1] 800 Third Avenue, 17th Floor New York, NY 10022	2,591,849	14.3%	—	—	—	—	—	—

Capstone Ventures SBIC, L.P.[3] 3000 Sand Hill Road Building 1, Suite 290 Menlo Park, California 94025	1,411,938	7.7%	500,000	45.9%	75	8.0%	—	—

The Tail Wind Fund Ltd.[2] c/o Tail Wind Advisory & Management Ltd. 77 Long Acre London, WC2E 9LB, UK	1,215,334	6.6%	—	—	—	—	1,388	92.5%

Henry D. Felton[4] 13001 Dover Road Reisterstown, MD 21136	992,479	5.7%	81,418	7.5%	50	5.3%	—	—

Strategic Turnaround Equity Partners LP P.O. Box 2510 Georgetown, Cayman Islands	929,078	5.4%	—	—	—	—	—	—

(1)

Sigma Opportunity Fund, LLC’s beneficial ownership of Common Stock includes 891,911 shares of Common Stock issuable upon exercise of outstanding warrants. Mr. Thom Waye, the Company’s Board Chair, is the manager of Sigma Capital Advisors LLC, which is the managing member of Sigma Opportunity Fund, LLC, and exercises sole voting and dispositive power with respect to the shares held by both Sigma Capital Advisors LLC and Sigma Opportunity Fund, LLC. The shares of Common Stock owned by Sigma Opportunity Fund, LLC are also included in Mr. Waye’s beneficial ownership total in the table below.

(2)	The Tail Wind Fund Ltd.’s beneficial ownership of Common Stock includes 475,334 shares of Common Stock issuable on conversion of shares of Series F Convertible Preferred Stock and 740,000 shares of Common Stock issuable upon exercise of outstanding warrants related to the Series F Convertible Preferred Stock.
(3)	Capstone Ventures SBIC, L.P.’s beneficial ownership of Common Stock includes 1,000,837 and 115,385 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively; and 63,530 shares of Common Stock subject to options that are exercisable within 60 days of September 8, 2009 by Capstone. Mr. Eugene Fischer, a director of the Company, is the president of the general partner Capstone and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry. The shares of Common Stock beneficially owned by Capstone Ventures SBIC, L.P. are also included in Mr. Fischer’s beneficial ownership total in the table below.
(4)	Mr. Felton’s beneficial ownership of Common Stock includes 162,972 and 76,923 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively; and 78,120 shares of Common Stock held by his wife.

The following table shows information known by the Company, as of the Record Date, with respect to the beneficial ownership of the Company’s voting securities by each of the Company’s current directors, director nominees, and Named Executive Officers, and all of the current directors, director nominees, and executive officers as a group. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and take into account securities underlying stock options and warrants that are exercisable within 60 days of the Record Date. To the Company’s knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of the voting securities shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series F Convertible Preferred Stock
Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Thom Waye[1]	2,779,601	15.3%	—	—	—	—	—	—
Eugene J. Fischer[2]	1,411,938	7.7%	500,000	45.9%	75	8.0%	—	—
George M. Davis[3]	470,113	2.7%	—	—	—	—	—	—
Lawrence Rychlak[4]	327,004	1.9%	—	—	25	2.7%	—	—
Garnett Y. Clark, Jr.[5]	286,878	1.6%	41,666	3.8%	60	6.4%	—	—
George W. Cox[6]	253,212	1.5%	—	—	10	1.1%	—	—
Robert J. Post[7]	232,051	1.3%	—	—	20	2.1%	—	—
David C. Reymann[8]	34,400	*	—	—	—	—	—	—
Aris Melissaratos[9]	40,406	*	—	—	—	—	—	—
All current directors, director nominees, and executive officers as a group (9 persons):	5,836,002	28.6%	541,666	49.7%	190	20.3%	—	—

*	Less than one percent.
(1)	Mr. Waye is the Chairman of the Company’s Board and the manager of Sigma Capital Advisors LLC, which is the managing member of Sigma Opportunity Fund, LLC. Mr. Waye exercises sole voting and dispositive power with respect to the shares held by both Sigma Capital Advisors LLC and Sigma Opportunity Fund, LLC. The amount shown for Mr. Waye includes 35,400 shares of Common Stock subject to options held by Sigma Capital Advisors LLC, 891,911 shares of Common Stock issuable upon exercise of outstanding warrants held by Sigma Opportunity Fund, LLC and 75,000 shares of Common Stock issuable upon exercise of warrants held by Sigma Capital Advisors, LLC.
(2)

Mr. Fischer is a member of the Board of Directors. The amount shown for Mr. Fischer includes 7,880 shares of Common Stock subject to options held by Mr. Fischer; 1,000,837 and 115,385 shares of Common Stock issuable on conversion of shares of Series D and Series E Convertible Preferred Stock, respectively, held by Capstone Ventures SBIC, L.P.; and 63,530 shares of Common Stock subject to options held by Capstone. Mr. Eugene Fischer is the president of the general partner Capstone and shares voting and dispositive power with respect to the shares held by Capstone with Barbra L. Santry.

(3)	Mr. Davis is a member of the Board of Directors and is the Company’s President and Chief Executive Officer. The amount shown for Mr. Davis includes 224,944 shares of Common Stock subject to options and 39,461 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Davis.
(4)	Mr. Rychlak serves as the Company’s Executive Vice President and Chief Financial Officer. The amount shown for Mr. Rychlak includes 288,542 shares of Common Stock subject to options and 38,462 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock.
(5)	Mr. Clark is a member of the Board of Directors. The amount shown for Mr. Clark includes 50,041 shares of Common Stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. Super Simplified 401(k) Plan; 33,359 shares of Common Stock issuable on conversion of Series D Convertible Preferred Stock held by the Garnett Y. Clark, Jr. SEP IRA; 53,400 shares of Common Stock subject to options; 76,923 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock; 15,585 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock held by his wife; 3,077 shares of Common Stock held by his wife; and 9,865 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Clark.
(6)	Mr. Cox is a member of the Board of Directors. The amount shown for Mr. Cox includes 181,350 shares of Common Stock held by the Hindman Grandchildren’s Trust, of which Mr. Cox is the sole trustee; 53,400 shares of Common Stock subject to options; and 15,385 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock.
(7)	Mr. Post is a member of the Board of Directors. The amount shown for Mr. Post includes 53,400 shares of Common Stock subject to options; 30,769 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock.; and 9,865 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Post.
(8)	Mr. Reymann is a member of the Board of Directors. The amount shown for Mr. Reymann includes 29,400 shares of Common Stock subject to options.
(9)	Mr. Melissaratos is a member of the Board of Directors. The amount shown for Mr. Melissaratos includes 23,400 shares of Common Stock subject to options.

EXECUTIVE OFFICERS

Set forth below is information with respect to the individuals who serve as the executive officers of the Company.

Name	Age	Position
George M. Davis	53	President and Chief Executive Officer
Lawrence Rychlak	53	Executive Vice President and Chief Financial Officer

George M. Davis—Mr. Davis joined the Board of Directors in July 2006 and was named Executive Vice Chairman in December 2006 and President and Chief Executive Officer in May 2007. Prior to joining Avatech, Mr. Davis was a co-founder of Aether Systems, Incorporated, a wireless data software and services company and was its President and Vice Chairman of the Board from 2001 to 2004. Prior to founding Aether Systems, Mr. Davis worked for Westinghouse Electric Corporation (currently a division of Northrop Grumman) and Burroughs Corporation. He is currently a Partner in Coastal Ventures and sits on the Board of Directors of Defywire, a wireless data software company, is a member of the Directors Council of the Baltimore Museum of Art, a Steward of the Chesapeake Bay Foundation and a Trustee of Bethany College. Mr. Davis holds a Bachelor of Science degree in Economics and Business from Bethany College.

Lawrence Rychlak—Mr. Rychlak joined Avatech in May 2005. Prior to joining the Company, he worked for Baltimore-based Environmental Elements Corporation, where he served as interim president and Senior Vice

President and Chief Financial Office from 2001 to May 2005. Mr. Rychlak’s background also includes several senior financial positions in both for profit and not-for-profit organizations, business consulting with a regional consulting firm and eight years with an international accounting and consulting firm. He is a Certified Public Accountant and holds a Bachelor of Arts degree in Accounting and a Master’s degree in Business Administration from Loyola University in Baltimore.

EXECUTIVE COMPENSATION

The following table provides detailed information about the remuneration (for services in all capacities) awarded to, earned by, or paid during the last two fiscal years to the Company’s President and Chief Executive Officer, the Company’s two most highly compensated executive officers other than the President/CEO who were serving as such as of June 30, 2009 and who earned more than $100,000 in the last fiscal year, and any former executive officer who received compensation in the last fiscal year and whom the SEC rules would include in the definition of “named executive officers” had they been serving as executive officers as of June 30, 2009 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)[2]	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)[3]	Total ($)
George M. Davis President and Chief Executive Officer[1]	2009 2008	243,750 223,124	51,500 0	39,241 145,791	0 0	4,615 0	339,106 368,915

Lawrence Rychlak Executive Vice President and Chief Financial Officer	2009 2008	229,125 215,000	20,000 0	42,990 71,963	0 0	9,500 8,600	301,615 295,563

(1)	Mr. Davis also serves on the Board of Directors but receives no fees for such service.
(2)	For purposes of this table, the Company calculates the value of option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 regarding the assumptions underlying the valuation of equity awards.
(3)	Amount represents employer matching contributions under the Company’s 401(k) plan.
(4)	Mr. Walsh retired as the Chief Executive Officer and from the Board on July 31, 2007 and the compensation paid to him during fiscal years 2009 and 2008 was made pursuant to a Severance and Retirement Agreement described in the following section entitled “Severance Arrangements”.

Executive Compensation Philosophy and Employment Arrangements with Named Executive Officers

Compensation Philosophy

The Compensation Committee is charged with establishing executive compensation. The Committee understands and values the vital impact that executive management has in achieving success for the Company and the creation of stockholder value, as well as recognizes the highly competitive environment in which the Company must compete for top-level executive management. The overall objective in establishing executive compensation is to ensure the Company can attract, retain, motivate and reward a high caliber, high performing executive team, which is continually focused on achieving long-term stockholder value. The Committee believes that the Company’s compensation program offers a competitive compensation package to all executive employees that takes into account both individual contributions and corporate performance. No executive officer plays any role in determining or recommending incentive plan compensation awards, except to the extent that an executive also serves as a director and then only to the extent of his or her single vote on compensation matters.

The Committee seeks to accomplish its goals by paying competitive base salaries augmented with performance-based incentives, and securing these benefits and the employment of the executives through written employment agreements when appropriate. Short-term compensation includes both base salary and performance-based cash bonus opportunities, while long-term incentives are generally in the form of equity based awards, with or without performance features. Both cash bonuses and long-term incentive plans align management’s interests with stockholders by incenting earnings growth and providing significant equity interest in the Company.

Base salaries are set at levels intended to foster career development among executives, consistent with the long-term nature of the Company’s business objectives. In setting base salary levels, consideration is given to salary levels paid to executives holding similar positions at other comparable organizations. Annual salary adjustments are determined after considering the executive’s performance during the immediately preceding year.

Employment Arrangements with Named Executive Officers

Each of Mr. Davis and Mr. Rychlak has an employment agreement with Avatech. The Compensation Committee and the Board of Directors believe that these agreements assure fair treatment of the executive in relation to his career with the Company by assuring him of some financial security. The agreements also protect the stockholders by encouraging the executive to continue his attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire or merge Avatech.

Mr. Davis’ agreement calls for an annual salary of $300,000 and the right to participate in all benefit plans offered by the Company to its executive officers, including participation in the Company’s 401(k) plan, its equity compensation plans and its fringe benefit plans. In April 2009, in accordance with a Company-wide 10% reduction of base wages, Mr. Davis’ salary was reduced to $270,000. Unless earlier terminated by its terms, the term of this agreement expires on June 30, 2010, subject to one annual renewal. At the time Mr. Davis signed his agreement in September 2007, the Company made a lump sum cash payment to him in the amount of $21,666 and he was granted stock options to purchase 75,000 shares of the Common Stock at an exercise price of $0.87 per share. Of these options, 25,000 vested immediately, 25,000 vested on July 1, 2008 and the remaining 25,000 vested on July 1, 2009. In addition, Mr. Davis was granted a stock option to purchase 200,000 shares at an exercise price of $0.87 per share that vest based on the Company’s attainment of certain performance goals for fiscal year 2008. In accordance with the terms of this award as outlined in Exhibit B of Mr. Davis’ Amended and Restated Employment Agreement dated September 12, 2007, 50,000 shares of the 200,000 shares granted vested as a result of the reported net income of the Company for the year ended June 30, 2008. The remainder of the option vests on September 12, 2017, unless Mr. Davis’ employment is earlier terminated. Mr. Davis’ employment may be terminated at any time, for any reason, by either the Company or Mr. Davis. Upon his termination, Mr. Davis will be entitled to receive all accrued but unpaid base salary and benefits, continuing base salary for three months following the date of termination, and continuing benefits for one year after the date of termination. If, however, Mr. Davis is terminated by the Company without cause (as defined in the agreement) within three months of a change in control of the Company (as defined in the agreement) or if Mr. Davis terminates his employment within such three-month period, then he will be entitled to receive his base salary and benefits for one year following the date of termination.

Mr. Rychlak’s employment agreement calls for an annual salary of $235,000, subject to annual review, a discretionary annual cash bonus, and the right to participate in all benefit plans offered by the Company to its executive officers, including participation in the Company’s 401(k) plan, its equity compensation plans and its fringe benefit plans. In April 2009, in accordance with a Company-wide 10% reduction of base wages, Mr. Rychlak’s salary was reduced to $211,500. In addition, the agreement contemplates that Mr. Rychlak may be eligible for annual incentive compensation, up to $50,000, based on his achievement of certain performance goals established from time to time by the Compensation Committee. On October 29, 2007, Mr. Rychlak was granted a stock option to purchase 100,000 shares at an exercise price of $0.84 per share that vest based on the Company’s attainment of certain performance goals for fiscal year 2008. In accordance with the terms of this award, 50,000 shares of these 200,000 shares vested as a result of the reported net income of the Company for the year ended June 30, 2008. Mr. Rychlak’s agreement is terminable by either party at any time and for any reason. If employment is terminated for cause (as defined in the agreement), then Mr. Rychlak will be entitled to receive all accrued but unpaid base salary and benefits. If Mr. Rychlak’s employment is terminated for any reason other than for cause, then he will be entitled to receive his base salary and benefits for one year following the date of termination. If Mr. Rychlak’s employment is terminated upon a change in control (as defined in the agreement), then he will be entitled to receive his base salary and benefits for one year following the date of termination.

During fiscal year 2009, the Compensation Committee awarded 100,000 shares restricted stock, valued at $51,500, to Mr. Davis as a discretionary bonus in recognition of his efforts during the year ended June 30, 2008. Mr. Rychlak was also awarded a discretionary cash bonus of $20,000 in recognition of his efforts during fiscal year 2008.

Each of Mr. Davis and Mr. Rychlak is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Avatech and its customers. These executives are also bound by a covenant not to compete and not to interfere with other employees of Avatech if the executive’s employment is terminated for any reason.

Equity Compensation

The following table sets forth certain information about options under the Company’s equity compensation plans that remain unexercised at June 30, 2009.

OUTSTANDING EQUITY AWARDS AT YEAR END

Name and principal position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
George M. Davis President and Chief Executive Officer	18,000 75,000 50,000 50,000	-0- 25,000 25,000 150,000	[1] [2] [3]	$ $ $ $	2.10 1.62 0.87 0.87	7/3/2016 12/15/2016 9/12/2017 9/12/2017

Lawrence Rychlak Executive Vice President and Chief Financial Officer	100,000 91,667 34,375 50,000	-0- 8,333 15,625 50,000	[4] [5] [6]	$ $ $ $	0.50 1.05 1.71 0.84	5/9/2015 10/20/2015 9/29/2016 10/29/2017

(1)	1,389 shares become vested and exercisable each month.
(2)	25,000 shares became vested and exercisable on July 1, 2009.
(3)	150,000 shares become vested and exercisable on September 12, 2017.
(4)	1,563 shares become vested and exercisable each month.
(5)	1,042 shares become vested and exercisable each month.
(6)	50,000 shares became vested and exercisable on October 29, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers of the Company and each person who beneficially owns more than ten percent of the outstanding shares of Common Stock to file with the SEC an initial report of beneficial ownership on Form 3 and reports with respect to subsequent changes in beneficial ownership of such securities on Form 4 or Form 5. To the Company’s knowledge, based solely upon the review of the copies of such reports furnished to the Company, these persons timely filed all reports required by Section 16(a) during the fiscal year ended June 30, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company and its subsidiaries for fiscal year ended June 30, 2009.

The Audit Committee has discussed with Stegman & Company, independent registered public accounting firm for the Company for the fiscal year ended June 30, 2009, the matters required to be discussed by the Statement of Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU, § 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from Stegman & Company required by applicable requirements of the PCAOB regarding Stegman & Company’s communications with the Audit Committee concerning independence, and has discussed with Stegman & Company its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended June 30, 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

THE AUDIT COMMITTEE

David C. Reymann, Chair
Garnett Y. Clark, Jr. George W. Cox Robert J. Post

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has again selected the firm of Stegman & Company as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of the Stegman & Company are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following is a description of the fees billed to the Company during the fiscal years ended June 30, 2009 and 2008 by Stegman & Company, which served as the Company’s independent registered public accounting firm during such years:

Audit Fees

Audit fees include fees paid to the Company’s independent registered public accounting firm in connection with the annual audit of the Company’s consolidated financial statements, and review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could only be provided by the public accounting firm. Such services include consents related to SEC and other regulatory filings. The aggregate audit fees billed or expected to be billed to the Company by Stegman & Company for the years ended June 30, 2009 and 2008 totaled $130,000 and $129,000, respectively.

Audit Related Fees

Audit related fees include fees paid to the Company’s independent registered public accounting firm for due diligence services related to accounting consultations, internal control reviews, and employee benefit plan audits. The aggregate audit related fees billed or expected to be billed to us by Stegman & Company for the years ended June 30, 2009 and 2008 totaled $10,500 and $10,000, respectively.

Tax Fees

Tax fees include fees paid to the Company’s independent registered public accounting firm for corporate tax compliance, counsel and advisory services. The aggregate tax fees billed or expected to be billed to the Company by Stegman & Company for the years ended June 30, 2009 and 2008 totaled $22,000 and $18,000, respectively.

All Other Fees

There were no other services provided to the Company by its independent registered public accounting firm during the years ended June 30, 2009 or 2008.

Approval of Independent Auditor Services and Fees

The Audit Committee reviews all fees charged by our independent registered public accounting firm, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm and fees charged.

OTHER MATTERS

The Board of Directors is not aware of any other matter which may be presented for action at the 2009 Annual Meeting of Stockholders, but should any other matter requiring a vote of the stockholders arise at the 2009 Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, such discretionary authority to do so being included in the proxy.

As a matter of policy, the Company will afford confidentiality to the votes of individual stockholders, whether submitted by proxy or ballot, except in limited circumstances, including any contested election, or as may be necessary to meet legal requirements. The Company will retain an independent tabulator to receive and tabulate the proxies and ballots and independent inspectors of election to certify the results. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, who will also determine whether or not a quorum is present.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2010 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than June 8, 2010 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Company’s By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2010 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than August 9, 2010 and no later than September 6, 2010 (not more than 90 days nor less than 60 days before the first anniversary of the this year’s annual meeting). Additional time constraints are applicable where the date of the annual meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, which contains audited financial statements for the year ended June 30, 2009, accompanies this proxy statement. This Form 10-K may also be obtained without charge by visiting the Company’s website at http://annualmeeting.avatech.com or upon written request to the Corporate Secretary, Avatech Solutions, Inc., 10715 Red Run Blvd., Suite 101, Owings Mills, Maryland 21117.

By Order of the Board of Directors,

Lawrence Rychlak
Secretary

Baltimore, Maryland

October 2, 2009

To the extent the rules and regulations adopted by the SEC state that certain information included in this proxy statement is not deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, such information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

ANNUAL MEETING OF SHAREHOLDERS OF

AVATECH SOLUTIONS, INC.

November 5, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

20800000000000000000  0                                                      110509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Garnett Y. Clark, Jr.
		¡	George W. Cox
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	George M. Davis
		¡	Eugene J. Fischer
		¡	Aris Melissaratos
☐	FOR ALL EXCEPT (See instructions below)	¡	Robert J. Post
		¡	David C. Reymann
		¡	Thom Waye

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on November 5, 2009:

This form of Proxy, the related Proxy Statement, and Avatech Solutions, Inc.’s Annual Report to Stockholders (including its Annual Report on Form 10-K) are available at http://annualmeeting.avatech.com.

0

AVATECH SOLUTIONS, INC.

10715 RED RUN BLVD., SUITE 101

OWINGS MILLS, MD 21117

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George M. Davis and Lawrence Rychlak as proxies, each with full power of substitution, to vote as designated on the reverse side, all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Avatech Solutions, 10715 Red Run Blvd, Suite 101, Owings Mills, Maryland, 21117, on November 5, 2009, at 9:30 a.m., local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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